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EXHIBIT 5

December 18, 2001

Magnetek, Inc.
10900 Wilshire Boulevard, Suite 850
Los Angeles, California 90024-6501

    Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

    I have acted as counsel for Magnetek, Inc., a Delaware corporation (the "Company"), in connection with the registration of (a) 200,000 shares of Common Stock of the Company issuable under the Magnetek, Inc. Employee Stock Purchase Plan (the "ESOP") and (b) 2,000,000 shares of Common stock of the Company issuable under the 1999 Stock Incentive Plan of Magnetek, Inc. (the "1999 Plan" and, together with the ESOP, the "Plans"). In connection therewith, I have examined, among other things, the Registration Statement on Form S-8 (the "Registration Statement") proposed to be filed by the Company with the Securities and Exchange Commission on or about December 18, 2001. I have also examined the proceedings and other actions taken by the Company in connection with the authorization and reservation of the shares of Common Stock issuable under the Plans.

    Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock issuable under the Plans, when issued, delivered and paid for in accordance with the Plans and the agreements evidencing awards thereunder and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

    I am an employee of the Company.

                      Very truly yours,

                      /s/ Tina D. McKnight

                      Tina D. McKnight
                       Vice President, General Counsel and Secretary

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  EXHIBIT 5